Exhibit 99.1

IMMEDIATE RELEASE	Contact:	Dennis G. Moore
FOR:		Senior Vice President
(856) 532-6603
6000 Central Highway Pennsauken, NJ 08109

SALES AND EARNINGS

REPORTED BY J & J SNACK FOODS

Pennsauken, NJ, November 5, 2020 -- J & J Snack Foods Corp. (NASDAQ-JJSF) today announced sales and earnings for its fourth quarter and year ended September 26, 2020.

Sales for the fourth quarter this year decreased 19% to $252.5 million from $311.9 million in last year’s fourth quarter. For the year ended September 26, 2020, sales decreased 14% to $1.022 billion from $1.186 billion last year. Net earnings decreased to $6.6 million ($.35 per diluted share) in this year’s fourth quarter compared to $26.1 million ($1.36 per diluted share) last year and for the year earnings decreased 81% to $18.3 ($.96 per diluted share) from $94.8 million ($5.00 per diluted share). Net earnings for the quarter and year benefited from an adjustment to income tax expense related to state deferred taxes.

Operating income was $3.9 million in the fourth quarter, down from $31.1 million in last year’s quarter. For the year, operating income decreased 85% to $17.2 million from $117.0 million last year.

The Company also said that it has had sequential improvement from its third quarter operations in which sales were down 34% from the year ago third quarter and in which it had an operating loss of $19.4 million as parts of the economy that impact its operations continued to open up through the fourth quarter. Approximately 2/3 of the Company’s sales are to venues and locations that have shut down or sharply curtailed their foodservice operations during COVID-19 so the Company anticipates COVID-19 will continue to have a negative impact on its business. As the Company has $278 million of cash and marketable securities on its balance sheet, up from $267 million at March 28, 2020, it does not expect to have any liquidity issues, nor does it anticipate a material amount of its assets would be impaired.

Dan Fachner, J & J’s President, commented, “Our business continues to recover from the pandemic that has affected our world. We experienced sustained growth in the Retail side of our business as well as improved sales as we closed the quarter in both Food Service and ICEE. The Company has also enjoyed some new business sales growth that will extend into this coming year. We feel a sense of recovery as we close our 2020 year and like our future growth opportunities but we continue to face the uncertainty that all of us face from prolonged COVID-19 impacts.”

In addition to historical information, this release contains forward-looking statements. The forward-looking statements contained herein are subject to certain risks and uncertainties that could cause actual results to differ materially from those projected in the forward-looking statements. Important factors that might cause such a difference include, but are not limited to, those discussed in the “Results of Operations” section of this release. Readers are cautioned not to place undue reliance on these forward-looking statements, which reflect management’s analysis only as of the date hereof. We undertake no obligation to publicly revise or update these forward-looking statements to reflect events or circumstances that arise after the date hereof.

J&J Snack Foods Corp. (NASDAQ: JJSF) is a leader and innovator in the snack food industry, providing innovative, niche and affordable branded snack foods and beverages to foodservice and retail supermarket outlets. Manufactured and distributed nationwide, our principal products include SUPERPRETZEL, the #1 soft pretzel brand in the world, as well as internationally known ICEE and SLUSH PUPPIE frozen beverages, LUIGI’S Real Italian Ice, MINUTE MAID* frozen ices, WHOLE FRUIT sorbet and frozen fruit bars, SOUR PATCH KIDS** Flavored Ice Pops, Tio Pepe’s & CALIFORNIA CHURROS, and THE FUNNEL CAKE FACTORY funnel cakes and several bakery brands within DADDY RAY’S, COUNTRY HOME BAKERS and HILL & VALLEY. J&J Snack Foods Corp. has approximately sixteen manufacturing facilities and generates more than $1 billion in annual revenue. The Company has a history of strong sales growth and financial performance and remains focused on opportunities to expand its unique niche market product offering while bringing smiles to families worldwide. For more information, please visit http://www.jjsnack.com.

*MINUTE MAID is a registered trademark of The Coca-Cola Company
**SOUR PATCH KIDS is a registered trademark of Mondelçz International group, used under license.

J & J SNACK FOODS CORP. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF EARNINGS
(in thousands, except per share information)

	Quarter Ended		Fiscal Year Ended

	September 26,	September 28,	September 26,	September 28,
	2020	2019	2020	2019
	(13 weeks)	(13 weeks)	(52 weeks)	(52 weeks)

Net Sales	$252,536	$311,872	$1,022,038	$1,186,487
Cost of goods sold	198,609	218,931	783,611	836,086
Gross Profit	53,927	92,941	238,427	350,401

Operating expenses
Marketing and selling	16,445	26,636	84,977	96,428
Distribution	23,111	24,367	92,759	94,888
Administrative	8,581	10,812	36,747	40,721
Plant shutdown impairment costs	1,315	-	6,387	-
Other expense	546	65	363	1,408
Total operating expenses	49,998	61,880	221,233	233,445
Operating Income	3,929	31,061	17,194	116,956

Other income (expenses)
Investment income	1,683	1,966	4,356	7,741
Interest expense & other	(24)	(40)	(84)	1,880

Earnings before income taxes	5,588	32,987	21,466	126,577

Income taxes	(996)	6,920	3,161	31,758

NET EARNINGS	$6,584	$26,067	$18,305	$94,819

Earnings per diluted share	$0.35	$1.36	$0.96	$5.00

Weighted average number of diluted shares	18,955	$19,101	19,032	18,959

Earnings per basic share	$0.35	$1.38	$0.97	$5.04

Weighted average number of basic shares	18,895	$18,867	18,901	18,812

J & J SNACK FOODS CORP. AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS
(in thousands, except share amounts)

	September 26,	September 28,
	2020	2019
Assets
Current assets
Cash and cash equivalents	$195,809	$192,395
Marketable securities held to maturity	51,151	51,091
Accounts receivable, net	126,587	140,938
Inventories	108,923	116,165
Prepaid expenses and other	17,087	5,768
Total current assets	499,557	506,357

Property, plant and equipment, at cost	717,261	676,724
Less accumulated depreciation and amortization	455,645	423,276
Property, plant and equipment, net	261,616	253,448

Other assets
Goodwill	123,033	102,511
Other intangible assets, net	80,422	54,922
Marketable securities held to maturity	16,927	79,360
Marketable securities available for sale	13,976	19,903
Operating lease right-of-use assets	58,110	-
Other	2,912	2,838
Total other assets	295,380	259,534
Total Assets	$1,056,553	$1,019,339

Liabilities and Stockholders' Equity
Current Liabilities
Current finance lease liabilities	$349	$339
Accounts payable	73,135	72,029
Accrued insurance liability	13,039	10,457
Accrued liabilities	7,420	7,808
Current operating lease liabilities	13,173	-
Accrued compensation expense	16,134	21,154
Dividends payable	10,876	9,447
Total current liabilities	134,126	121,234

Noncurrent finance lease liabilities	368	718
Noncurrent operating lease liabilities	47,688	-
Deferred income taxes	64,413	61,920
Other long-term liabilities	460	1,716

Stockholders' Equity
Preferred stock, $1 par value; authorized 10,000,000 shares; none issued	-	-
Common stock, no par value; authorized, 50,000,000 shares; issued and outstanding 18,915,000 and 18,895,000 respectively	49,268	45,744
Accumulated other comprehensive loss	(15,587)	(12,988)
Retained Earnings	775,817	800,995
Total stockholders' equity	809,498	833,751
Total Liabilities and Stockholders' Equity	$1,056,553	$1,019,339

J & J SNACK FOODS CORP. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF CASH FLOWS
(in thousands)

	Fiscal Year Ended

	September 26,	September 28,	September 29,
	2020	2019	2018
	(52 weeks)	(52 weeks)	(52 weeks)

Operating activities:
Net earnings	$18,305	$94,819	$103,596
Adjustments to reconcile net earnings to net cash provided by operating activities:
Depreciation of fixed assets	49,830	45,225	42,939
Amortization of intangibles and deferred costs	3,218	3,385	3,538
Gains from disposals of property & equipment	(303)	(347)	(912)
Plant shutdown impairment costs	6,387	-	-
Amortization of bond premiums	296	730	1,012
Share-based compensation	4,595	4,230	3,858
Deferred income taxes	2,622	9,637	(10,392)
Loss on sale of marketable securities	882	404	140
Changes in assets and liabilities, net of effects from purchase of companies:
Decrease (increase) in accounts receivable, net	14,580	(8,759)	(7,917)
Decrease (increase) in inventories	7,877	(3,231)	(9,639)
Increase in prepaid expenses and other	(11,366)	(744)	(1,120)
(Decrease) increase in accounts payable and accrued liabilities	(4,780)	2,150	(1,736)
Net cash provided by operating activities	92,143	147,499	123,367
Investing activities:
Payments for purchases of companies, net of cash acquired	(57,212)	(1,156)	-
Purchases of property, plant and equipment	(57,817)	(57,128)	(60,022)
Purchases of marketable securities	(6,103)	(26,091)	(91,112)
Proceeds from redemption and sales of marketable securities	73,226	39,158	75,302
Proceeds from disposal of property, plant and equipment	3,593	2,050	2,639
Other	(150)	(196)	54
Net cash used in investing activities	(44,463)	(43,363)	(73,139)
Financing activities:
Payments to repurchase common stock	(8,972)	-	(2,794)
Proceeds from issuance of common stock	7,901	14,174	8,894
Payments on capitalized lease obligations	(340)	(356)	(370)
Payment of cash dividend	(42,053)	(36,644)	(33,066)
Net cash used in financing activities	(43,464)	(22,826)	(27,336)
Effect of exchange rates on cash and cash equivalents	(802)	(394)	(2,375)
Net increase (decrease) in cash and cash equivalents	3,414	80,916	20,517
Cash and cash equivalents at beginning of year	192,395	111,479	90,962
Cash and cash equivalents at end of year	$195,809	$192,395	$111,479

J & J SNACK FOODS CORP. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

	September 26,	September 28,	September 29,
	2020	2019	2018
	(52 weeks)	(52 weeks)	(52 weeks)
	(in thousands)
Sales to External Customers:
Food Service
Soft pretzels	$150,786	$209,227	$208,544
Frozen juices and ices	35,176	43,672	42,364
Churros	46,881	65,976	61,726
Handhelds	36,088	31,685	38,928
Bakery	332,514	359,020	344,838
Other	17,448	26,407	22,991
Total Food Service	$618,893	$735,987	$719,391

Retail Supermarket
Soft pretzels	$49,157	$36,264	$36,438
Frozen juices and ices	88,743	73,751	74,435
Biscuits	28,317	25,316	26,553
Handhelds	12,303	10,902	12,419
Coupon redemption	(3,569)	(3,596)	(4,439)
Other	2,214	1,955	2,086
Total Retail Supermarket	$177,165	$144,592	$147,492

Frozen Beverages
Beverages	$107,004	$171,820	$160,937
Repair and maintenance service	83,420	85,834	78,805
Machines revenue	33,986	45,811	28,652
Other	1,570	2,143	2,988
Total Frozen Beverages	$225,980	$305,608	$271,382

Consolidated Sales	$1,022,038	$1,186,187	$1,138,265

Depreciation and Amortization:
Food Service	$28,111	$26,978	$25,983
Retail Supermarket	1,577	1,418	1,313
Frozen Beverages	23,360	20,214	19,181
Total Depreciation and Amortization	$53,048	$48,610	$46,477

Operating Income:
Food Service	$6,458	$76,546	$71,285
Retail Supermarket	23,202	10,460	11,075
Frozen Beverages	(12,466)	29,950	28,415
Total Operating Income	$17,194	$116,956	$110,775

Capital Expenditures:
Food Service	$34,798	$29,197	$36,325
Retail Supermarket	1,763	1,979	928
Frozen Beverages	21,256	25,952	22,769
Total Capital Expenditures	$57,817	$57,128	$60,022

Assets:
Food Service	$738,033	$766,081	$693,098
Retail Supermarket	31,704	29,369	27,586
Frozen Beverages	286,816	223,889	217,549
Total Assets	$1,056,553	$1,019,339	$938,233

RESULTS OF OPERATIONS:

Fiscal Year 2020 (52 weeks) Compared to Fiscal Year 2019 (52 weeks)

Net sales decreased $164,149,000, or 14%, to $1,022,038,000 in fiscal 2020 from $1,186,187,000 in fiscal 2019. Excluding sales from the acquisition of ICEE Distributors in October 2019 and BAMA ICEE in February 2020, sales decreased 15% the year. Sales for our fourth quarter improved to being down approximately 19% from a year ago compared to being down 34% from a year ago in our third quarter as parts of the economy that impact our operations continue to open up. Approximately 2/3 of the Company’s sales are to venues and locations that have shut down or sharply curtailed their foodservice operations, and therefore we anticipate COVID-19 will continue to have a negative impact on our business. As we have $278 million of cash and marketable securities on our balance sheet, up from $267 million at March 28, 2020, we do not expect to have any liquidity issues, nor do we anticipate a material amount of our assets would be impaired.

We have three reportable segments, as disclosed in the accompanying notes to the consolidated financial statements: Food Service, Retail Supermarkets and Frozen Beverages.

The Chief Operating Decision Maker for Food Service and Retail Supermarkets and the Chief Operating Decision Maker for Frozen Beverages monthly review detailed operating income statements and sales reports in order to assess performance and allocate resources to each individual segment. Sales and operating income are the key variables monitored by the Chief Operating Decision Makers and management when determining each segment’s and the Company’s financial condition and operating performance. In addition, the Chief Operating Decision Makers review and evaluate depreciation, capital spending and assets of each segment on a quarterly basis to monitor cash flow and asset needs of each segment.

FOOD SERVICE

Sales to food service customers decreased $117,094,000, or 16%, to $618,893,000 in fiscal 2020. Soft pretzel sales to the food service market decreased 28% to $150,786,000 for the year. Frozen juice bar and ices sales decreased $8,496,000, or 19%, to $35,176,000 for the year. Churro sales to food service customers were down 29% to $46,881,000 for the year. Sales of bakery products decreased $26,506,000, or 7%, to $332,514,000 for the year. Handheld sales to food service customers were up 14% to $36,088,000 in 2020 with sales of a new product to a warehouse club store customer accounting for all of the increase. Sales of funnel cake decreased $8,170,000, or 33% to $16,623,000. Sales were down across all product lines excepting handhelds as many of the venues and locations where our products are sold have been shut down or operating at reduced capacity for some or all of the third and fourth quarters due to COVID-19.

Sales of new products in the first twelve months since their introduction were approximately $5 million for the year. Operating income in our Food Service segment decreased from $76,546,000 in 2019 to $6,458,000 in 2020 primarily because of lower production and sales volume due to COVID-19. This year’s operating income were impacted by plant shutdown impairment costs of $6,387,000 for the shutdown of one of our manufacturing plants. We expect to reduce manufacturing overhead and distribution costs by about $7-8 million annually as a result of this plant closure. This year also included approximately $6 million of costs for employee safety and increased COVID-19 compensation as well as increased expense of about $3.5 million for accounts receivable allowances and inventory losses due to the impact of COVID-19 on some of our customers and on sales of some of our products.

RETAIL SUPERMARKETS

Sales of products to retail supermarkets increased $32,573,000 or 23% to $177,165,000 in fiscal year 2020. Soft pretzel sales to retail supermarkets were $49,157,000, an increase of $12,893,000, or 36%, from sales in 2019. Sales of frozen juices and ices increased $14,992,000 or 20% to $88,743,000. Sales of biscuits and dumplings increased 12% to $28,317,000 for the year. Coupon redemption costs, a reduction of sales, of $3,569,000 were down less than 1 % from 2019. Handheld sales to retail supermarket customers increased 13% to $12,303,000 for the year. Sales were generally higher for all product lines as sales in the year ago periods were impacted by lost volume and placements due the price increases implemented in last year’s first quarter and because of increased sales to supermarkets generally since mid-March 2020 due to COVID-19.

Sales of new products in the first twelve months since their introduction were approximately $1 million in fiscal year 2020. Operating income in our Retail Supermarkets segment increased from $10,460,000 to $23,202,000 for the year primarily due to higher volume.

FROZEN BEVERAGES

Total frozen beverage segment sales decreased 26% to $225,980,000 in fiscal 2020 and beverage sales decreased 38% or $64,816,000 for the year. Excluding sales from the acquisition of ICEE Distributors in October 2019 and BAMA ICEE in February 2020, total frozen beverage segment sales decreased 30% for the year and beverage sales decreased 45% for the year. Gallon sales were down 41% from last year exclusive of ICEE Distributors’ gallons. Service revenue decreased 3% to $83,420,000 for the year with sales increases and decreases spread throughout our customer base with additional sales to existing customers and to new customers to largely offset declines in sales business to customers due to COVID-19. Machines revenue, primarily sales of machines, decreased from $45,811,000 in 2019 to $33,986,000 in 2020 with the decrease due to two significant install projects during the prior fiscal year, as well as the slowdown due to COVID-19. Sales are down across all product lines as many of the venues and locations where our products are sold have been shut down or operating at reduced capacity for some or all of the third and fourth quarters due to COVID-19.

The estimated number of Company owned frozen beverage dispensers was 27,000 and 26,000 at September 26, 2020 and September 28, 2019, respectively. Our Frozen Beverage segment had an operating loss of $12,466,000 in 2020 compared to operating income of $29,950,000 in 2019 primarily as a result of lower sales volume due to COVID-19. This year’s operating income was also impacted by relocation costs of our ICEE’s headquarters of $2.5 million.

CONSOLIDATED

Other than as commented upon above by segment, there are no material specific reasons for the reported sales increases or decreases. Sales levels can be impacted by the appeal of our products to our customers and consumers and their changing tastes, competitive and pricing pressures, sales execution, marketing programs, seasonal weather, customer stability and general economic conditions.

Gross profit as a percentage of sales decreased to 23.33% in 2020 from 29.53% in 2019. Gross profit percentage decreased because of lower volume in our food service and frozen beverages segments, higher costs related to production disruptions due to volume mix changes, expenses related to employee safety and increased COVID-19 compensation and increased costs compared to last year of about $4.5 million for the writedown and disposal of inventory.

Total operating expenses decreased $12,212,000 to $221,233,000 in fiscal 2020 but as a percentage of sales increased to 21.64% of sales from 19.68% in 2019. Operating expenses this year included $6,387,000 of plant shutdown impairment costs for the shutdown of one of our manufacturing plants. Marketing and selling expenses increased to 8.31% this year from 8.13% of sales in 2019. Distribution expenses as a percent of sales increased to 9.08% from 8.00% in 2019. Administrative expenses were 3.60% and 3.43% of sales in 2020 and 2019, respectively. The percentage increases mentioned above were because of the drop in sales (lower denominators) and our inability to reduce expenses in line with the decrease in sales because of fixed costs that do not fluctuate with sales.

Operating income decreased $99,762,000 or 85% to $17,194,000 in fiscal year 2020 as a result of the aforementioned items.

Our investments generated before tax income of $4,356,000 million this year, down from $7,741,000 last year due to decreases in the amount of investments and lower interest rates.

Other income in 2019 includes a $2.0 million payment received from a customer due to cancellation of production under a co-manufacturing agreement.

Net earnings in 2019 benefitted by a reduction of approximately $900,000 in tax as the provision for the one-time repatriation tax under the Tax Cuts and Jobs Act recorded in 2018 was reduced as the amount recorded in 2018 was an estimate. Excluding the reduction in the provision for the one-time repatriation tax, our effective tax rate was 25.8% for 2019. Net earnings for the 2020 year benefited from a reduction in income tax expense related to state deferred taxes of approximately $2.2 million. Excluding this adjustment, our effective tax rate in our fiscal 2020 year was 25.0%.

Net earnings decreased $76,514,000 or 81%, in fiscal 2020 to $18,305,000, or $.96 per diluted share, from $94,819,000 or $5.00 per diluted share, in fiscal 2019 as a result of the aforementioned items.

There are many factors which can impact our net earnings from year to year and in the long run, among which are the supply and cost of raw materials and labor, insurance costs, factors impacting sales as noted above, the continuing consolidation of our customers, our ability to manage our manufacturing, marketing and distribution activities, our ability to make and integrate acquisitions and changes in tax laws and interest rates.